Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Blue Ridge Bankshares, Inc.’s Registration Statements (Form S-8 333-248227, Form S-8 333-249438) of our report dated April 14, 2020, with respect to the consolidated financial statements of Blue Ridge Bankshares, Inc. and subsidiaries as of December 31, 2019 and for the year then ended.

/s/ Brown, Edwards & Company, L.L.P.

Blacksburg, Virginia
March 29, 2021